ASSIGNMENT AGREEMENT
                            (Plymouth, Massachusetts)

     THIS ASSIGNMENT AGREEMENT (the "Agreement") is entered into as of the 6th day of June, 1996, by and between Continuum Care of Massachusetts, Inc. ("Assignor") and CareMatrix of Massachusetts, Inc. ("Assignee").

                                   WITNESSETH:

     WHEREAS, Continuum Care Corporation (predecessor in interest to the Assignor) and Plymouth Medical Investors Limited Partnership entered into a certain Turnkey Construction Contract dated as of March 3, 1994 for the construction of a one hundred forty-two (142) bed (which may be increased to one hundred fifty (150) beds) long term care facility to be located on Obery Street in Plymouth, Massachusetts (the "Turnkey Construction Agreement"), a copy of which is attached hereto as Exhibit A.

     WHEREAS, Assignor desires to assign its rights and obligations under the Turnkey Construction Agreement to Assignee and Assignee desires to assume such rights and obligations.

     NOW THEREFORE, for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

     1. Assignor hereby grants, bargains, sells, assigns and transfers to Assignee all of Assignor's right, title and interest in, and all contractual and other rights under the Turnkey Construction Agreement.

     2. Assignee hereby accepts this assignment and hereby agrees to assume all of Assignor's right, title, interest, duties and obligations under the Turnkey Construction Agreement.

     3. This Agreement may be executed by facsimile and in counterparts, each of which shall constitute an original document.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                         ASSIGNOR:

                                         CONTINUUM CARE OF
                                         MASSACHUSETTS, INC.

                                         By: /s/  James M. Clary
                                            -------------------------------
                                            Name: James M. Clary
                                            Title:

                                         ASSIGNEE:

                                         CAREMATRIX OF
                                         MASSACHUSETTS, INC.

                                         By: /s/  James M. Clary
                                            -------------------------------
                                            Name: James M. Clary
                                            Title:

                                   EXHIBIT A

                          TURNKEY CONSTRUCTION CONTRACT

                                    Between

                           CONTINUUM CARE CORPORATION

                                      AND

                 PLYMOUTH MEDICAL INVESTORS LIMITED PARTNERSHIP

                               Table of Contents
                                      For
                         Turnkey Construction Contract
                                    Between
                           CONTINUUM CARE CORPORATION
                                      And
                 PLYMOUTH MEDICAL INVESTORS LIMITED PARTNERSHIP

ARTICLE I - Status of Facility

     Section 1.1 -  Title to Premises
     Section 1.2 -  Encumbrances
     Section 1.3 -  Permits and Approvals
     Section 1.4 -  Documentation
     Section 1.5 -  Representations of Contractor
     Section 1.6 -  Representations of Owner
     Section 1.7 -  Other Agreements
     Section 1.8 -  Opinion of Counsel

ARTICLE II - Construction of the Facility

     Section 2.1 -  Architect
     Section 2.2 -  Other Professionals
     Section 2.3 -  Failure to Approve Final Plans
     Section 2.4 -  Construction
     Section 2.5 -  Personal Property
     Section 2.6 -  Changes
     Section 2.7 -  Commencement of Construction
     Section 2.8 -  Continuity of Construction
     Section 2.9 -  Completion of Construction
     Section 2.10-  Punch-List
     Section 2.11-  Work and Warranties
     Section 2.12-  Subcontractors
     Section 2.13-  Right of Owner to Cure
     Section 2.14-  Termination by Owner

ARTICLE III - Financing

     Section 3.1 -  Construction/Permanent Financing
     Section 3.2 -  Price Increase Loan

ARTICLE IV - Closing

     Section 4.1 -  Date of Closing
     Section 4.2 -  Contract Price
     Section 4.3 -  Payment of Contract Price
     Section 4.4 -  Documents to be delivered by Contractor at Closing
     Section 4.5 -  Documents to be delivered by Owner at Closing

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ARTICLE V - Additional Responsibilities of Parties

     Section 5.1 -  Contractor's Responsibilities
     Section 5.2 -  Owner's Responsibilities
     Section 5.3 -  Indemnification

ARTICLE VI - Contingencies

     Section 6.1 -  Required Occurrences
     Section 6.2 -  Failure of Contingencies
     Section 6.3 -  Default

ARTICLE VII - Concluding Provisions

     Section 7.1 -  Entire Agreement
     Section 7.2 -  Representations
     Section 7.3 -  Amendments
     Section 7.4 -  Joint Effort
     Section 7.5 -  No Brokers
     Section 7.6 -  Assignment
     Section 7.7 -  Notices
     Section 7.8 -  Arbitration
     Section 7.9 -  Captions
     Section 7.10-  Successors
     Section 7.11-  Counterparts
     Section 7.12-  Severability
     Section 7.13-  Effective Date
     Section 7.14-  No Offer
     Section 7.15-  Governing Law
     Section 7.16-  Survival
     Section 7.17-  Compliance with Loan Documents

EXHIBITS LIST

     Exhibit "A" - Description of Premises
     Exhibit "B" - Survey
     Exhibit "C" - Title Commitment
     Exhibit "D" - Determination of Need, Approval of Transfer
                   and DPH Plan Approval
     Exhibit "E" - Final Plans
     Exhibit "F" - Group III Items
     Exhibit "G" - FFE
     Exhibit "H" - Form of Assignment of Lender Deposit Pledge
     Exhibit "I" - MCE Line items
     Exhibit "J" - Contractor Indemnification

                         TURNKEY CONSTRUCTION CONTRACT

     This Turnkey Construction Contract ("Agreement") is between CONTINUUM CARE CORPORATION, a Delaware corporation (the "Contractor") with an office at River Place, 57 River Street, Wellesley, Massachusetts 02181 and PLYMOUTH MEDICAL INVESTORS LIMITED PARTNERSHIP, a Tennessee limited partnership (the "Owner") with an office at 3580 Keith Street, NW, Cleveland, Tennessee 37320-3480 and is entered into for the purpose of reducing to formal writing all of their understandings with respect to the construction, financing and ownership of a one hundred forty-two (142) bed (which may be increased to one hundred fifty
(150) beds) long term care facility (the "Facility") to be located on certain property located on Obery Street in Plymouth, Massachusetts and more particularly described on attached Exhibit "A" (the "Premises").

     In consideration of the undertaking of each of the parties to the other,

                                 IT IS AGREED:

                                   ARTICLE I

                               Status of Facility

     Section 1.1 - Title to Premises. The Contractor, or its affiliates ("Premises Owner"), holds fee simple title to the Premises described in Exhibit "A" subject to the Existing Encumbrances (as hereinafter defined). Exhibit "A" and each of the other Exhibits referred to in this Agreement shall be incorporated into this Agreement by such references as if fully set forth in this Agreement. At the Closing, upon the satisfaction of the contingencies set forth in Article VI and elsewhere in this Agreement, the Contractor shall convey or cause the Premises owner to convey fee simple title to the Premises, reasonably satisfactory to the Owner and Owner's Lender ("Lender"), to the Owner subject to the Existing Encumbrances, the physical conditions with respect to utilities, rights of way, easements, landscaping and improvements which are disclosed by the survey of the Premises, a copy of which is attached hereto as Exhibit "B" ("Survey"), as such conditions may change during the course of construction as permitted or contemplated by this Agreement and the Final Plans (as defined herein). Owner acknowledges that it has reviewed, inspected and approved the location and general characteristics of the Premises.

     Section 1.2 - Encumbrances. The Contractor has been provided with a commitment for policy of title insurance from First American title Insurance Company (Commitment Number 50339708/20176612) to insure title to the Premises, a copy of which is attached hereto as Exhibit "C". The encumbrances set forth as items 1 through 10, inclusive, in Schedule B of such commitment are collectively referred to herein as the "Existing Encumbrances". At the Closing, upon the satisfaction of the contingencies set forth in Article VI and elsewhere in this Agreement, the Owner shall purchase the Premises from the Contractor subject to the Existing Encumbrances, the physical conditions with respect to utilities, rights of way, easements, landscaping and improvements which are disclosed by the Survey of the Premises, as such conditions may change during the course of construction as permitted or contemplated by this Agreement and the Final Plans.

     Section 1.3 - Permits and Approvals.

     (a) If it has not already, Contractor shall make application for and use its reasonable best efforts to obtain, on behalf of Owner, all necessary Zoning, land use, environmental and building permits, consents and approvals from the appropriate state and local government agencies ("Land Use Approvals") which will permit the construction and operation of the Facility on the Premises. All of such Land Use Approvals shall be assigned to the Owner at the Closing (to the extent assignable) and the Owner shall grant to the Contractor, at the Closing, a license under the Land Use Approvals so that Contractor may perform its obligations hereunder. Owner's obligations with respect to obtaining federal, state and local government permits, consents and approvals for the Facility shall be limited promptly cooperating with the Contractor in every respect in obtaining such permits, consents and approvals. Prior to Physical Completion all indemnifications set forth in the Land Use Approvals and all amounts due and payable under the Land Use Approvals as fees or charges relating to the construction (as opposed to the operation) of the Facility, and not as taxes or assessments, including, without limitation, all amounts deposited or to be deposited into escrow with the issuer of any such Land Use Approval shall be the obligation of the Contractor. The Contractor hereby indemnifies the Owner for any loss incurred by the Owner because of the Contractor's breach of the preceding sentence.

     (b) Contractor has applied to the Department of Public Health of the Commonwealth of Massachusetts ("DPH") and has received approval of the transfer of both the Determination of Need for the Facility, NO. 5-1087, a copy of which is attached hereto as Exhibit "D" ("DON") and the Premises to the Owner.

     (c) Contractor shall have the right, in its sole discretion, to increase the number of beds in the Facility from one hundred forty-two (142) to one hundred fifty (150) (the "Bed

Increase"), which shall increase the Contract Price by Five Hundred Twenty-Four Thousand, Five Hundred Eighty-five dollars ($524,585.00), subject to the conditions set forth in this subparagraph. In the event that any expenses incurred in such Bed Increase are not included in the computation of Owner's reimbursable capital costs for the purpose of determining the Owner's reimbursable capital costs for the purpose of determining the Owner's per diem rates for the Facility ("Non-Reimbursable Expenses"), the Contract Price will be reduced by the amount of such Non-Reimbursable Expenses. In the event that the Bed Increase does not occur, for any reason, no consequence shall result to the Contractor and the Contract Price shall not be increased as a result.

     Section 1.4 - Documentation.

     (a) The Owner covenants that it will provide fully and in a timely fashion all reasonable documentation required by Contractor, any governmental bodies or any lenders, supporting Owner's representations, warranties and covenants hereunder, supporting all applications for any necessary governmental permits, consents and approvals, and supporting any applications for construction or permanent financing. Such documentation may include, but not be limited to, financial statements of the Owner or its affiliate, as required by Contractor, any governmental bodies or any lender, Owner's certificate of limited partnership; all authorizations for the transactions contemplated by this Agreement; and other information relevant to any such applications or requested by any lender. The Contractor covenants that it will provide fully and in a timely fashion all reasonable documentation requested by Lender and all reasonable documentation of Owner's costs required by governmental bodies in connection with the development or construction of the Facility, including without limitation, reasonable documentation of Owner's costs which may be required by governmental bodies auditing the Facility.

     (b) As used herein the term "Loan Documents" shall mean a Construction Loan Agreement ("Loan Agreement"), a Mortgage and Security Agreement, a Collateral assignment of this Agreement, and a Deposit Pledge Agreement, all dated as of the Closing Date, and each of which is by and between Owner and Lender.

     Section 1.5 - Representations of Contractor. Contractor represents that it is duly organized, validly existing, and in good standing under the laws of the State of Delaware. Contractor represents that it is empowered and authorized to execute, deliver, and perform its obligations under this Agreement, and, upon such execution and delivery of this Agreement, this Agreement shall be a valid, binding, and legal obligation of the Contractor, enforceable in accordance with its terms and duly authorized by a vote of its Board of Directors in compliance with its certificate of incorporation and bylaws and all applicable laws of the Commonwealth of Massachusetts.

     Section 1.6 - Representations of Owner. Owner represents that it is duly organized and validly existing under the laws of the State of Tennessee and duly authorized to do business in Massachusetts. Owner represents that it is empowered and authorized to execute, deliver, and perform its obligations under this Agreement, and, upon such execution and delivery, this Agreement shall be a valid, binding, and legal obligation of the Owner, enforceable in accordance with its terms, in compliance with its certificate of limited partnership and partnership agreement and all applicable laws of the State of Tennessee.

     Section 1.7 - Other Agreements. The Contractor and Owner each represents to the other that neither entering into this Agreement nor performing their respective obligations hereunder will violate any other agreements or documents by which it may be bound.

     Section 1.8 - Opinions of Counsel. Contemporaneously with the execution of this Agreement, Owner shall deliver to Contractor an opinion of Owner's in-house counsel, M. Henry Day, Jr., Esq. with respect to the due organization, valid existence and good standing of Owner, the power of the Owner to enter into this Agreement and perform its obligations hereunder and the Owner shall deliver to the Contractor an opinion of Hinkley, Allen, et al. as to the enforceability of this Agreement, and a partnership resolution of the Owner authorizing the transactions set forth herein, each in form and substance reasonably satisfactory to Contractor. Contemporaneously with the execution of this Agreement, Contractor shall deliver to Owner an opinion of Contractor's in-house counsel, Richard S. Mann, Esq. or Robert D. Eustis, Esq., with respect to the due organization, valid existence and good standing of Contractor, the power of Contractor to enter into this Agreement and perform its obligations hereunder and the enforceability of this Agreement, and a corporate resolution of the Contractor authorizing the transactions set forth herein, each in form and substance reasonably satisfactory to Owner.

                                   ARTICLE II

                          Construction of the Facility

     Section 2.1 - Architect.

     (a) Contractor has engaged John M. Sheskey, AIA, of Quincy, Massachusetts as the architect for the Facility ("Architect"). Contractors will also engage engineers which Contractor selects, in its sole discretion. The Architect has prepared final plans and specifications for the Facility. Such final plans and specifications are listed on Exhibit "E" ("Final Plans").

     (b) Upon the payment of the Contractor's requisition for the Architect's preparation of the Final Plans, the Owner shall have the exclusive right to use the Final Plans, provided however, that in the event a transfer of the DON to the Contractor is made pursuant to Section 2.8, upon reconveyance of the Premises to Contractor, the Contractor shall have the exclusive right to use the Final Plans, subject, however, to whatever rights Lender has to such Final Plans, if any.

     (c) The Final Plans have been approved by DPH. Within two (2) weeks after the execution of this Agreement, the parties will meet to review and approve the same, revising them if required. The Owner agrees that it will not unreasonably withhold its approval of the Final Plans if they conform in material respects to the preliminary plans which have been approved by the Owner ("Preliminary Plans"). The parties agree to use their best efforts to reach a prompt and reasonable conclusion. The parties shall initial the Final Plans as an indication of their approval of the same.

     Section 2.2 - Other Professionals. Except as otherwise set forth in Section 2.14, the Owner represents that it shall not engage any architects nor any engineers, lawyers, consultants, accountants nor other professionals with respect to the Facility which Contractor will be obligated to pay, other than as requested by Contractor. Contractor shall have complete discretion to approve and retain all professionals, Contractors and subcontractors who will be involved in the design, development and construction of the Facility.

     Section 2.3 - Failure to Approve Final Plans. If Owner fails to approve the Final Plans and that failure is a result of Owner's good faith belief that the final Plans do not substantially conform to the Preliminary Plans, Owner shall give Contractor written notice specifying the areas of the alleged nonconformity with the Preliminary Plans. Contractor may, at Contractor's cost and expense, cause the Architect to revise the Final Plans or Contractor may submit the issue of conformity with the Preliminary Plans to arbitration in accordance with this Section. Contractors shall give Owner written notice of Contractor's election within twenty (20) days of Contractor's receipt of Owner's notice of nonconformity if Contractor determines to seek arbitration. Owner and Contractor shall, within fifteen (15) days of the date of Contractor's notice, each select an architect, and the two architects shall, within ten (10) days of their selection, select a third architect, all of whom shall be licensed to practice in the Commonwealth of Massachusetts and shall have substantial experience in health care design. The Architect shall not be a member of such panel.

The architects so selected shall review the Preliminary Plans and the Final Plans and shall, acting by a majority, render a written decision as to whether the Final Plans are in substantial conformity with the Preliminary Plans and, if not so, shall state any such deficiency. Such decision shall be rendered within thirty (30) days of the selection of the third architect, shall set forth in reasonable detail the reasons for the arbitrators' decision, and shall be binding upon the parties. If the arbitrators determine that the Final Plans do substantially conform to the Preliminary Plans, then Owner shall be obligated to reimburse Contractor for the expenses incurred by the Contractor for the arbitration proceedings. If the arbitrators determine that the Final Plans do not substantially conform to the Preliminary Plans, Contractor shall reimburse Owner for all costs and expenses incurred by Purchaser in connection with the arbitration proceeding and Contractor shall, at its sole cost and expense, cause the Architect to revise the Final Plans in accordance with the arbitrators' written decision.

     Section 2.4 - Construction. The Contractor shall perform the work substantially in accordance with the Final Plans subject to field changes, minor design changes, and other immaterial changes which Contractor deems appropriate during the course of construction, provided, however, that any change deemed material by the Owner and the Contractor, or, if the Owner and the Contractor cannot agree within seven (7) business days, then in the opinion of an architect jointly chosen by the Owner and the Contractor ("Second Architect"), shall require the Owner's written approval, which approval shall not be unreasonably withheld or delayed. The Owner's granting of such approval shall not cause any such change to be deemed an Owner Change as defined in Section 2.6. All work shall be done in a good and workmanlike manner in accordance with applicable federal and state statutes and regulations, and municipal building codes and zoning ordinances, and in accordance with the DON and Land Use Approvals, if required. The construction shall be performed in conformity with requirements of applicable federal, state and local governmental agencies having jurisdiction of the Facility, including Life Safety Code requirements imposed by the Federal Department of Health and Human Services. The Contractor, on behalf of the Owner, shall obtain all local, state or federal governmental approvals, if any, of the Final Plans.

     Section 2.5 - Personal Property.

     (a) Contractor and Owner acknowledge that, incorporated into the contract Price (as defined herein) is an allowance of One Hundred Thousand Dollars ($100,000) for certain furniture, fixtures and equipment ("Group III Items") more specifically set forth on Exhibit "F". The choice of the vendor for the Group III Items and the nature, makes, models and quantities of the Group III Items shall be in the sole discretion of the Owner. The

Owner agrees to choose the vendors for the Group III Items and the makes, models and quantities of the group III Items promptly after notice from the Contractor so that the Facility is equipped in a timely fashion in preparation for its inspection by any state or local fire marshall, representative of DPH, building inspector, or other governmental representative having jurisdiction over the Facility. Contractor will provide all other furniture, fixtures and equipment other than the Group III Items consistent with the Final Plans and the furnishings list which is included hereto as Exhibit "G" ("FFE"). The FFE listed on Exhibit "G" hereto shall be of substantially the same pro-rata quantity (on a per bed basis) and quality as the furnishings, fixtures and equipment in a certain 123 bed skilled nursing facility owned and operated by an affiliate of Owner in Attleboro, Massachusetts ("Attleboro Facility"). All furniture, fixtures and equipment of a quality or pro-rata quantity (on a per bed basis) exceeding that of the furnishings, fixtures and equipment of the Attleboro Facility shall be paid for by the Owner for a price not included in the Contract Price.

     (b) Reference is made to the 123 bed skilled nursing facility located in Milford, Massachusetts known as Milford Meadows which is owned and operated by an affiliate of Contractor (the "Milford Facility"). Owner and Contractor agree that the interior design for the Facility (i.e., wallpaper, carpet, trim and molding, light fixtures, ceiling finishes, window treatments, cubicle curtains, etc.) shall be substantially the same as or substantially consistent with the design of the Milford Facility.

     Section 2.6 - Changes.

     (a) Owner agrees that Contractor shall have the right to make changes in the Final Plans if required by any federal, state or local governmental authority or official or if required due to the unavailability of any construction material. Any such change shall not be deemed an Owner Change (as defined below) unless it arises out of a change to the Final Plans requested by Owner. Owner shall be consulted with respect to any such change or substitutions but Contractor shall have final authority to make all decisions with respect to any such changes or substitutions but Contractor shall have final authority to make all decisions with respect to such changes as long as such changes result in construction, space, equipment, interior design and exterior design substantially equivalent in quality and quantity to that shown on the Final Plans provided, however, that any change deemed material by the Owner and the Contractor, or alternatively by the Second Architect, shall require the Owner's written approval, which approval shall not be unreasonably withheld or delayed. Any changes in the Final Plans, made either at the request of the Owner or required by modifications made by the Owner ("Owner Changes"), which have the effect of increasing the cost of the work shall result in an addition to the Contract Price in an amount equal to the actual net cost thereof for the first $100,000 of such Owner Changes and thereafter shall result in an addition to the Contract Price in an amount equal to the net cost thereof plus ten percent (10%). Owner shall pay for any net increase to the Contract Price caused by any Owner changes at the time of the payment of the requisition for any such change order. All change orders must be in writing and signed by both Owner and Contractor.

     (b) All work performed and equipment utilized in providing the Facility with piped medical gases shall be deemed to be an addition requiring a change order and shall result in a payment to Contractor of Seventy Thousand Dollars ($70,000) in addition to the Contract Price.

     Section 2.7 - Commencement of Construction. The Parties agree that construction of the Facility started on January 10, 1994 ("Start Date").

     Section 2.8 - Continuity of Construction. Construction, once undertaken, shall proceed in a continuous and expeditious manner until Physical Completion, as such term is defined in Section 2.9, is achieved. Physical Completion shall take place no later than fourteen (14) months from the Start Date (the "Completion Date"). Any delays caused by acts of God, fire, accident, casualty, labor strikes or job actions, or any other cause not attributable to the failure of the Contractor to use reasonable care and due diligence ("Force Majeure"), however, shall be excused by the Owner, provided that Contractor shall use its best efforts to minimize any such delays and shall resume construction at the earliest possible time. Notwithstanding the foregoing, in the event of any delay caused by a Force Majeure which extends the date of Physical Completion beyond the Completion Date, the Contractor shall be obligated to pay to the Lender any additional interest, attorneys, inspection and consulting fees and all other expenses under the Lender Loan payable as a direct and proximate result of any such delay (the "Lender Direct Costs") beyond the Completion Date which shall be the Owner's sole and exclusive remedy as a result of such delay. In the event that any delay as a result of a Force Majeure extends the date of Physical Completion beyond the Completion Date by a period of twelve (12 months or more, the Owner shall within three (3) days after receipt of notice from the Contractor, deliver to the Contractor a completed and signed application to transfer the ownership of the DON to the Contractor or its designee. In such event, the Owner agrees to use its reasonable best efforts to obtain DPH approval for such transfer which shall include, without limitation, timely and accurate responses to questions or requests for information from DPH whether such questions or requests shall be written or oral, the timely completion and submission of any applications requested by DPH and attendance at any hearings held by DPH at which the Owner's attendance is requested, mandated or otherwise necessary. Upon the approval by DPH of a transfer of the DON back to the Contractor or its designee, the Owner shall within thirty (30) days of the date of Owner's receipt of the Contractor's notice thereof, reconvey all right, title and interest in and to the Premises and the Facility and all rights related thereto and the Contractor shall assume all of the obligations of the Owner under the Lender Loan, subject to the consent of Lender, and whether or not Lender consents to such an assumption shall indemnify the Owner for all obligations arising under the Lender Loan from and after the date such transfer occurs pursuant to the terms of the Contractor Indemnification.

     Section 2.9 - Completion of Construction. For the purposes of this Agreement, the terms "Physical Completion" or "Physically Completed" shall be deemed to occur on the date on which the building and improvements described and set forth in the Final Plans: (i) have been completed in accordance with the Final Plans, as the same may have been modified in accordance with the terms of this Agreement; (ii) have been approved for occupancy by the local building inspector (and by the local Fire Marshall in the event his approval is required) as evidence by the issuance of a temporary certificate of occupancy provided that such temporary certificate of occupancy does not affect actual occupancy of the Facility by patients or the licensing of the Facility by the DPH; (iii) have passed the so-called physical plant inspection by the DPH in a manner which does not prevent the licensing inspection of the facility; and (iv) the FFE has been furnished such that the Facility may be licensed and such that with respect to other than patient rooms, the Facility is fully operational, provided, however that in the event of delays in the furnishing of the FFE occasioned by the action or inaction of the Owner in choosing or ordering any items of FFE, this subparagraph (iv) shall not be a condition in determining whether Physical Completion has occurred. Physical Completion shall be deemed to have been achieved notwithstanding that any of such officials or agencies have issued a Punch-List listing items requiring completion or correction. Physical Completion shall also be deemed to have been achieved notwithstanding that the Owner may not yet have satisfied the requirements of the DPH with respect to the administration of the Facility, medical supplies, medical records, nursing service and staff, dietary requirements, and other general conditions necessary to obtain a license for the rendering of nursing services.

     Section 2.10 - Punch-List. If, at the time the Facility has been Physically Completed, there exist any items requiring completion or correction, then the Contract agrees to use all reasonable diligence to complete or correct the items so that each conforms to the Final Plans. The parties shall make a Punch-List of the items requiring completion or correction. Each item on the Punch-List shall be assigned a reasonable value based upon the Contractor's and Owner's good faith estimate of the cost of completion or correction of the same. Contractor shall deduct one hundred and fifty percent (150%) of such total cost (the "Punch-List Amount") from the balance of the Contract Price (as defined in Section 4.1). Owner and the Contractor shall execute and deliver an agreement concurrently with the approval of the "Punch-List, under the terms of which the Owner shall agree to promptly pay to the Contract or an amount equal to 150% of the estimated cost of completion or correction of each item in the Punch-List upon its completion or correction. If any item is not completed or corrected within a period of ninety (90) days, at the Owner's option an amount equal to the cost of completion or correction of the item may be offset against the Punch-List Amount and Contractor shall have no further obligation with respect to such item. If the Owner elects not to offset against the Punch List Amount, the Contractor shall continue to be obligated to correct such items. After all appropriate offsets, the Owner shall promptly pay the balance of the Punch-List Amount, if any, to the Contractor.

     Section 2.11 - Work and Warranties. At the Closing, Contractor will assign to Owner, in addition to any warranties and guarantees received from subcontractors and suppliers of equipment and furnishings, to the extent assignable. Contractor will agree to remedy any defect in construction caused by poor workmanship or materials which are brought to its attention by written notice within a period of one (1) year from date of Physical Completion.

     Section 2.12 - Subcontractors. The Contractor shall furnish the names of all subcontractors who supplied equipment, labor or materials having a value in excess of Fifty Thousand Dollars ($50,000) in connection with the construction of the improvements on the Premises, after the hiring of such subcontractors. All of such subcontractors shall contract with the Contractor for the provisions of equipment, labor and/or materials for the Facility and not with the Owner. Contractor hereby indemnifies and saves Owner harmless from claims for payment by any subcontractor of Contractor who furnishes equipment, materials or supplies or performs labor or services in the prosecution of the work, other than any supplier of the Group III items or person performing work in connection with any Group III Items in excess of the allowance therefor, or otherwise contracting directly with Owner.

     Section 2.13 - Right of Owner to Cure. If the Contractor defaults or neglects to carry out its obligations under the terms of this Agreement in accordance with the terms of this Agreement and fails within thirty (30) days after receipt of written notice from the Owner to commence and continue correction of such default or neglect with diligence and promptness, the Owner may, if such default remains uncured after such thirty (30) day period and without prejudice to other remedies the Owner may have, correct such deficiencies. In such case an appropriate change order shall be issued deducting from payment then or thereafter due the Contractor, the reasonable costs of correcting such deficiencies. If the payments then or thereafter due the Contractor are not sufficient to cover the amount of the deduction, the Contractor shall pay the difference to the Owner.

     Section 2.14 - Termination by the Owner.

     (a) This Agreement may be terminated by the Owner upon fifteen (15) business days written notice to the Contractor in the event that Contractor stops all work on the Facility for a period of fifteen (15) consecutive business days (and the Lender's construction inspector or alternatively, a mutually agreeable Second Architect issues a certificate to such effect) and abandons the Facility, other than as a result of a Force Majeure or a breach by Owner hereunder; unless Contractor shall have recommenced Work on the Facility continuously and diligently during the second fifteen (15) business day notice period.

     (b) If the Contractor materially defaults under this Agreement or persistently fails or neglects to carry out the material terms of this Agreement or materially fails to perform the provisions of this Agreement in a manner that has a material adverse effect upon the construction or the progress of construction (as certified by the Architect), the Owner may give written notice to Contractor that the Owner intends to terminate this Agreement. If the Contractor fails to correct the material defaults, failure or neglect within fifteen (15) business days after being given notice, the Owner may then give a second written notice and, after an additional fifteen (15) business days if such default remains uncured after such second fifteen (15) business day cure period or such longer period as may reasonably be required to effect a cure, provided that the Contractor commences and diligently prosecutes a cure, the Owner may at the Owner's option, terminate this Agreement.

     (c) In the event of any termination under clause (a) or (b) above, the Owner shall pay the Contractor for work completed and for proven loss sustained upon materials, equipment and applicable damages, and, upon Physical Completion, reasonable profit and overhead. Such reasonable profit and overhead shall include, without limitation, a sum equal to the percent complete of the hard construction cost of the Facility as indicated on a draw request, multiplied by the principal amount of the Price Increase Loan and the Cash Collateral Holdback, offset by the Owner's actual reasonable costs incurred directly by Owner and certified by the

          Architect, in excess of the balance of the Contract Price related to promptly achieving Physical Completion of the Facility after such termination proceeding in a reasonable manner. Upon any such payment, all debts and obligations of each party to the other on account of such termination and this Agreement (except for those representations, warranties, covenant and indemnities which survive this Agreement) shall be deemed discharged, terminated and released.

                                  ARTICLE III

                                   FINANCING

     Section 3.1 - Construction/Permanent Financing.

     (a) Owner has obtained construction and permanent financing (collectively, the "Financing") for the Facility from Lender upon terms and conditions reasonably acceptable to Owner ("Lender Loan"). Owner represents and warrants to the Contractor that the Lender Loan is of an adequate principal amount to provide for progress payments to the Contractor in the amount of $9,905,823.00. Owner shall be solely responsible for paying the financing costs, legal fees, title insurance and other so-called "soft costs" associated with the Financing as described below. Owner shall receive a credit against the Contract Price, pursuant to Section 4.2(vi), to the extent of such soft costs paid by the Owner, up to the allowance for such soft costs set forth in the DON as finally determined by the DPH.

     (b) The Contractor and Owner also contemplate that the Premises and Facility may serve as security for the payment obligations under the Lender Loan and that the Owner will be the obligor for the repayment of all financial obligations thereunder. Owner agrees to promptly execute and deliver all commitments, mortgages, collateral assignments, promissory notes, guarantees, agreements, documents, certificates, affidavits, and other writings required to be executed by Lender in connection with the Lender Loan.

     (c) The cost of securing financing in an amount equal to the allowance for such items under the final DPH approved DON and interest which accrues on all financing prior to the date of Physical Completion in an amount equal to the allowances for such item under the final DPH approved DON are included in the Contract Price, provided, however, that the Owner shall pay loan fees are assessed or interest accrues beyond the amount in the maximum capital allowance under the DON as a result of delays in construction which are the Owner's fault, then the Owner shall pay such additional loan fees or interest. In the event that the

Contractor is solely or in part responsible for delays in construction beyond the Completion Date, or in the event of a Force Majeure pursuant to Section 2.8, the Contractor shall be responsible to the Owner for the increased interest cost or any other Lender Direct costs that Owner incurred for the period of such delay which are attributable to the Contractor or such Force Majeure. However, in no event shall the Contractor be responsible for any delays in construction so long as the Facility is completed by the Completion Date. In any event of an increase in such fees or interest the Contractor will assist the Owner in attempting to obtain an increase in the maximum expenditure under the DON to cover such increase.

     Section 3.2 - Price Increase Loan.

     (a) At the Closing, subject to the contingencies set forth in Article VI and elsewhere in this Agreement, in the event that the Contractor chooses, in its sole discretion, to increase the number of licensed beds at the Facility as set forth in Section 1.3, the Contractor shall provide to the Owner additional financing in an amount equal to the resulting increase in the Contract Price ("Price Increase Loan"), in accordance with Section 1.3 until such increase is funded to the Owner under the Lender Loan.

     (b) The Price Increase Loan shall bear no interest and shall be due and payable only: (i) upon the Facility's census reaching one hundred twelve (112) patients; and (ii) the Lender's release of loan process sufficient to pay the Price Increase Loan, unless Lender refuses to release such loan proceeds as a result of the matters set forth in clauses (i), (ii) or (iii) of Section 7.17 hereof. The Price Increase Loan may be prepaid without penalty. The Price Increase Loan shall be due and payable, at the option of the Contractor, if after Physical Completion the Owner shall:

          1) admit in writing its inability to pay its debts as they become due;

          2) file a petition in bankruptcy or a petition to take advantage of any insolvency act;

          3)   make an assignment for the benefit of its creditors;

          4) consent to the appointment of a receiver for itself or the whole or substantially all of its property;

          5) as a result of a petition in bankruptcy filed against it without such petition being dismissed within 120 days after the date of such filing;

          6) file a petition or answer seeking reorganization or arrangement or other aid or relief under any bankruptcy or insolvency laws or any other lawful relief of debtors; or

          7) transfer any interest in the Facility, either directly or indirectly except for a bequest or intestate succession arising out of the death of Forrest L. Preston and except for transfers to affiliates of the Owner without the prior written consent of Contractor.

                                   ARTICLE IV

                                    Closing

     Section 4.1 - Date of Closing. The conveyance of title to the Premises and the payment to Contractor of the Contractor's initial requisition to the extent approved by Owner and Lender, which shall include, all out of pocket expenses incurred by Contractor and its affiliates through the closing date with respect to the Facility, including without limitation, for architects, engineers, attorneys and consultants; the amount, if any, expended by Contractor in connection with the acquisition of the Premises; and the amount expended by the Contractor in the development and construction of the Premises, shall take place simultaneously with the consummation of the Lender Loan (the "Closing") which shall take place on or before June 30, 1994. Said payment to the Contractor at Closing shall be limited to the maximum amount funded by Lender and shall be credited against the Contract Price; provided, however, that nothing herein shall abrogate the obligation of the Owner to pay the Contract Price in accordance with Section 4.3.

     Section 4.2 - Contract Price. The price to be paid by the Owner for all of the materials and services to be provided by Contractor hereunder ("Contract Price") shall be equal to the sum of: (i) the final maximum capital expenditure ("MCE") amount allowed under the DON, as determined by the DPH based upon the Contractor's submission pursuant to 105 C.M.R. 100.551(I)(1)-(5), which submission is to be made within 180 days after Final Plan approval; plus (ii) $500,000; plus (iii) the cost of any additional furniture, fixtures and equipment if not previously paid by the Owner (as described in Section 2.5); plus (iv) any Owner Changes (as described in Section 2.6); plus (v) $524,585.00 in the event of the Bed Increase to the extent such amount is not included in the MCE in accordance with subparagraph (i) above, minus any Non-Reimbursable Expenses; minus (vi) any costs or expenses, if any, allowed in the MCE up to the amount of the line item in the MCE for each such item which has been paid directly by Owner after obtaining the approval of the Contractor.

     Section 4.3 - Payment of the Contract Price. The Owner shall pay the Contract Price at the following times and in the following manner:

     (a) The expenses to be reimbursed at the Closing in accordance with Section
4.1 will be paid at Closing. Prior to the Closing, the Contractor and the Owner shall develop and agree upon a schedule of values for the Facility based upon the line items in the MCE, a copy of which is attached hereto as Exhibit "I" which shall be initialled by the Contractor and the Owner to evidence their agreement and be approved by Lender ("Schedule of Values"). Based upon applications for payment submitted to the Architect by the Contractor and verified by Owner, and Certificates for Payment issued by the Architect, the general contractor, and the Contractor, the Owner shall submit applications for payment requesting Lender to make progress payments on account of certain items on the Schedule of Values based upon a percent complete basis as certified by the Architect to the Contractor. Certain other items on the Schedule of Values will be paid as incurred. The Cash Collateral Holdback (as hereinafter defined) shall be paid as set forth in Section 4.3(c) and the Price Increase Loan shall be paid as set forth in Section 4.3(b). The period covered by each Application for Payment shall be one calendar month ending on the last day of the month. Each Application for Payment shall be based upon the most recent Schedule of Values submitted by the Contractor and approved by Owner and Lender, which approval shall not be unreasonably withheld or delayed. Applications for Payment shall show the amount due for each item shown on said Schedule of Values as of the end of the period covered by the Application for Payment. The amount of each such progress payment which is to be paid based on a percent complete basis shall be the sum of (i) the product of multiplying that portion of such item properly allocable to completed work for such item by the percentage of completion of that item, and (ii) the portion of such item properly allocable to materials and equipment delivered and suitably stored at the site for subsequent incorporation in the work or suitably stored off the site, minus the aggregate of previous payments made by the Owner for such item and minus such retainage as is typically required in other construction loans obtained by Owner's affiliates. Notwithstanding anything set forth in this paragraph to the contrary, the terms and expense of progress payments on account of the Contract Price made from the Owner to the Contractor shall be subject to the terms and conditions of the Lender Loan as they relate to the Contractor's obligations. Owner shall use its best efforts to have the Certificates for Payment approved by and paid by Lender. In the event that Owner does not approve an application for payment, the Owner will within two (2) business days notify Contractor, in writing, of the reasons for the withholding of such approval. If Contractor and Owner cannot agree on a revised amount the Owner will promptly execute an application for payment for the amount for which Owner feels is due and paying in accordance with the terms of this Agreement. If the Owner does not issue an application for payment or a written notification to Contractor of its reason for withholding an application for payment in accordance with this Agreement, through no fault of Contractor within five business days after the receipt of an application for payment or if Owner does not request that Lender pay Contractor within five days after the receipt by Owner of an application for payment, then Contractor, may upon seven additional business days after written notice to Owner and Lender, stop the work under this Agreement until payment of the amount owing has been received. Any such period of stoppage shall be added to the period of time during which the Contractor is to achieve Physical Completion as set forth in Section 2.8.

     (b) That portion of the Contract Price relating to the Price Increase Loan shall be payable in accordance with the terms of Section 3.2.

     (c) That portion of the Contract Price in the amount of five Hundred Thousand Dollars ($500,000) (the "Cash Collateral Holdback") shall be due upon Physical Completion but shall not be payable until the Owner's achievement of a debt service coverage ratio at the Facility of 1.2 to 1 as determined by Lender, and the Lender's release of the Cash Collateral Holdback; provided, however, that the Cash Collateral Holdback shall be payable by the Owner in any event upon the Facility achieving a debt service coverage ratio of 1.2 to 1 if Lender refuses to release the Owner's cash collateral held by Lender as a result of any default of Owner, or any of its affiliates, under any agreement between Owner, or any of its affiliates, and Lender not attributable to any action or inaction of or by the Contractor. The Cash collateral Holdback shall bear interest from the date of Physical Completion at the rate of the base rate then in effect at the Bank of Boston, plus three percent (3%) per annum until paid. Owner shall assign its rights to the first $500,000 of such collateral plus interest thereon to Contractor pursuant to a collateral assignment thereof in the form attached as Exhibit "H" which the Owner hereby agrees to execute and deliver to the Contractor upon Physical Completion.

     (d) In the event that any of Contractor's approved requisitions, or payments set forth in subsections (b) or (c) above, are not paid when due, solely due to delays incurred through the fault of or through circumstances under the control of the Owner or its affiliates, the Owner shall pay interest to the Contractor, monthly in arrears on any such outstanding amount. Such monthly interest shall be computed at a rate equal to the base rate then in effect at the Bank of Boston, plus three percent (3%) per annum.

     (e) Owner's obligation to pay the Price Increase Loan and Owner's obligation to pay the Cash Collateral Holdback may be offset by proven losses sustained upon materials and equipment caused by the Contractor's material breach of this Agreement which is not cured within the applicable time period therefor. In the event that the Owner chooses to exercise its right of offset under this Section 4.3(e), it shall first provide the Contractor written notice of such intent, to offset, setting forth the reasons therefor. Contractor shall have a period of seven days from its receipt of the Owner's notice within which to notify the Owner of the Contractor's desire to contest such offset. In the event that the Owner and the Contractor cannot agree within seven (7) days from the date of the Contractor's notice whether such offset is appropriate, the parties agree to submit such issue to binding arbitration before the American Arbitration Association in Boston, and agree to be bound by the decision rendered in any such arbitration.

     Section 4.4 - Documents to be Delivered by Contractor at Closing. At the closing, the Contractor shall deliver, or shall cause to be delivered, the following to the Owner:

     (a) A quitclaim deed with covenants against grantor's acts;

     (b) A bill of sale;

     (c) The assignment of Land Use Approvals set forth in Section 1.3;

     (d) The survey described in Section 1.2;

     (e) A hazardous waste affidavit;

     (f) The insurance certificates described in Section 5.1(b);

     (g) The affidavits and waivers described in Section 5.1(c)

     (h) The Contractor's initial requisition and supporting information relating thereto; and

     (i) Final approval of the transfer of the DON and an assignment thereof.

     Section 4.5 - Documents to be Delivered by the Owner at Closing. At the Closing the Owner shall deliver the following to the Contractor:

     (a) The payment set forth in Section 4.1; and

     (b) The license to Contractor set forth in Section 1.3(a).

                                   ARTICLE V

                     Additional Responsibilities of Parties

     Section 5.1 - Contractor's Responsibilities. In addition to its obligations elsewhere expressed in this Agreement, the Contractor shall have the following responsibilities:

     (a) To obtain and pay for the Certificate of Occupancy;

     (b) The Contractor shall at all times, commencing with the date upon which construction begins, carry or cause to be carried the following types of insurance with an insurance carrier or carriers reasonably acceptable to Lender:

          (i) Worker's compensation insurance fully covering all persons engaged in the performance of this Agreement, in accordance with applicable law.

          (ii) Public liability insurance covering death or bodily injury with limits of not less than $300,000 for one person and $1,000,000 for any one accident or disaster; and property damage coverage limits of not less than $100,000; all of which insurance shall name the Owner and Lender, if any, as an additional insured.

         (iii) "Builders Risk" insurance against damage or destruction by fire and full extended coverage, including vandalism and malicious mischief, covering all improvements to be erected hereunder and all materials in an amount equal to the full insurable value of such improvements and materials; such insurance, to be payable to Owner, Contractor and Lender, if any, as their interests may appear, with, standard mortgage endorsement to Lender or its assigns as mortgagee.

          (iv) Comprehensive general liability under a primary policy and umbrella policy with limits not less than $5,000,000.00 which will include the following:

               (a) Contractor's Liability;
               (b) Contractual Liability;
               (c) Owners and Contractors Protective liability;
               (d) Completed Operations Liability;
               (e) Products Liability; and
               (f) Personal Injury

          (v)  Any other insurance required of the Contractor by Lender.

     The Contractor shall furnish to the Owner and Lender, if any, duplicate policies of insurance as set forth in Subparagraphs (i), (ii), (iii) and
     (iv) hereof. The coverages described above may be carried by the Contractor under an Owner's Protective Liability Policy with the same limits of coverage, naming Owner, which policy shall be subject to the Owner's reasonable approval. The Owner shall be named as an additional insured on such policies as may be appropriate. Each of such policies shall contain, to the extent customarily obtainable in Massachusetts, a provision to the effect that they may not be canceled except upon ten days' prior written notice to the Owner and Lender.

     (c) At the time of Closing, and with each requisition, Contractor shall deliver to Owner the following:

          (i) a duly executed waivers of mechanic's liens signed by each subcontractor which provided labor or materials for the construction of the Facility;

          (ii) an affidavit to the title insurance company enabling Owner to obtain title insurance coverage insuring the Owner and Lender, if any, against collection as enforcement of mechanics liens against the Premises;

         (iii) Such other documents or instruments as Owner may reasonably require or as Lender may require of Contractor.

     Section 5.2 - Owner's Responsibilities. In addition to its obligations elsewhere expressed in this Agreement, the Owner shall have the following responsibilities:

     (a) To cause Owner's counsel to render legal opinions to Lender with respect to the Owner's obligations, warranties, and representations set forth herein (as they pertain to legal matters) and with respect to other legal opinions (pertaining to the Owner, the Facility and the Premises) as any lender may require.

     (b) Owner is solely responsible for obtaining financing as set forth in
Section 3.1(a). Owner will use its best efforts to consummate financing for the contemplated construction, including the furnishing of financial statements, providing an appraisal of the Premises and Facility and by execution of applications, notes, guaranties, mortgages, assumption agreements and other documents reasonably necessary to effectuate such financing, and Owner shall pay all costs associated with such financing (which costs shall be deducted from the Contract Price) in accordance with Section 3.1(d).

     (c) To keep the DON in full force and effect as the holder thereof, subsequent to the transfer of the DON to the Owner.

Section 5.3 - Indemnification. The Contractor hereby agrees to indemnify and hold the Owner harmless from all liabilities, claims, and demands for personal injury or property damage arising out of or caused by any act or omission of Contractor, its subcontractors, agents, or employees, or, to the extent not caused by action or inaction of Owner, its agents or employees, arising in or about the Premises for the period from the date of this Agreement until Physical Completion. The Contractor further covenants to use proper care and caution in the performance of its work hereunder so as not to cause damage to any adjoining or adjacent property.

                                   ARTICLE VI

                                 Contingencies

     Section 6.1 - Required Occurrences. At the time of Closing if not otherwise specified below, unless such period is extended by written notice of the Owner, this Agreement and the undertakings of Contractor or the Owner shall, at the election of Contractor (as to subparagraph (f) below only) or the Owner (as to subparagraphs (a) through (f) below), as the case may be, be contingent upon the occurrence of each of the following contingencies:

     (a) Additional Approvals, Licenses, Permits Easements and Premises. All of the zoning approvals, additional licenses, and additional easements, if any, needed for the construction of the Facility shall have been obtained in form reasonably satisfactory to Owner, Contractor and Lender, with no limitations or conditions which are reasonably unacceptable to Contractor, Owner and Lender, and no appeals of said additional licenses shall have been taken during the applicable appeal periods by Closing.

     (b) Utility Letters. Letters in form reasonably satisfactory to Contractor, Owner and Lender confirming the availability of all utility services shall be obtained by Contractor by Closing.

     (c) Environmental Report receipt by Closing of an environmental report reasonably satisfactory to Owner and Lender indicating that the Premises are free of any material environmental contamination.

     (d) Title and Survey. Owner shall have received by Closing evidence reasonably satisfactory to it and Lender that the title to the Premises is good, clear record and marketable title free of encumbrances except for the Existing Encumbrances, those other encumbrances permitted by Section 1.2 and those which will not materially and adversely effect the construction and use of the Facility thereon and a survey of the Premises reasonably acceptable to Owner and Lender.

     (e) Contractor Indemnification. An indemnification reasonably satisfactory in form and in substance to Owner, Forrest L. Preston and Life Care Centers of America, Inc., by the Contractor against costs and expenses incurred under the Lender Loan in the event that the transfer of the DON back to the Contractor is made pursuant to Section 2.8 ("Contractor Indemnification") so long as the Owner transfers the Facility and the Premises back to the Contractor's nominee, a copy of which is attached hereto as "Exhibit "J".

     (f) The continued accuracy of all of the representations and warranties of each party, as of the Closing.

     (g) The DON shall have been transferred to the Owner and is in full force and effect.

     Section 6.2 - Failure of Contingencies. In the event that any one or more of the contingencies set forth in this Article is not satisfied or waived by the Owner, or the Contractor in the case of a failure of the contingency in subparagraph (f) caused by Owner ("Owner's Default"), in writing at the time of Closing or within such other period of time set forth above applicable to such contingency, then, upon notice to the Contractor (or the Owner, in the case of Owner's Default) and a fifteen (15) day period during which Contractor (or the Owner, in the case of Owner's Default) may cause such contingency to be satisfied, the Owners (or the Contractor, in the case of Owner's Default) may terminate this Agreement. In such event, neither party shall have further responsibility or liability to the other except for Contractor's indemnification of the Owner pursuant to Section 5.3, which shall survive the Closing or the termination of this Agreement.

     Section 6.3 - Default. (a) In the event that the Owner defaults in any of its obligations under Section 4.3 hereof after fifteen (15) business days written notice and such default remains uncured fifteen (15) business days after the expiration of the first fifteen (15) business day period ("Event of Default"), the Owner shall within three (3) days after receipt of notice from the Contractor, deliver to the Contractor a completed and signed application to transfer the ownership of the DON to the Contractor or its designee. In such event, the Owner agrees to use its reasonable best efforts to obtain DPH approval for such transfer which shall include, without limitation, timely and accurate responses to questions or requests for information from DPH whether such questions or requests shall be written or oral, the timely completion and submission of any applications requested by DPH and attendance at any hearings held by DPH at which the Owner's attendance is requested, mandated or otherwise necessary. In the event of such a default by the Owner in its obligations under this Agreement, and the approval of the retransfer of the DON to the Contractor is approved by DPH, the Owner agrees that certain of the damages suffered by the Contractor are not readily susceptible to calculation. Therefore, in such event, the Owner agrees to pay the Contractor the sum of Five hundred Thousand dollars ($500,000) as liquidated damages and not as penalty, within seven (7) days after receipt of notice of the approval by DPH of the retransfer of the DON, the Premises, and the Facility to the Contractor. In the case of an Event of Default, the foregoing shall be the Contractor's exclusive remedy. If an Event of Default occurs and, for whatever reason, the DON, the Premises or the Facility are not retransferred to the Contractor, the Owner shall pay to the Contractor all damages to which the Contractor shall be entitled at law or in equity within seven (7) days after the receipt by the Owner of notice from the Contractor of such Event of Default and the failure of the Owner to retransfer the DON, the Premises and the Facility to the Contractor with the approval of the DPH. Upon the approval by DPH of a transfer of the DON back to the Contractor or its designee, the Owner shall within ten (10) days of the date of Owner's receipt of the Contractor's notice, reconvey to the Contractor of its nominee all right, title and interest in and to the Premises and the Facility and all rights related thereto.

     (b) In the event the Owner defaults under any of its obligations under this Agreement other than those set forth in Section 4.3 after fifteen (15) business days written notice from the Contractor to the Owner and an additional fifteen
(15) business days within which to cure, the Contractor may seek whatever damages and use whatever remedies it may have at law or in equity.

                                  ARTICLE VII

                             Concluding Provisions

     Section 7.1 - Entire Agreement. All prior understandings, letters of intent and agreements between the parties are merged in and superseded by this Agreement (including all Exhibits hereto), which alone fully and completely expresses their understanding with respect to its subject matters.

     Section 7.2 - Representations. None of the parties shall be bound by any promises, representations or agreements except as herein expressly set forth.

     Section 7.3 - Amendments. This Agreement may not be amended, waived, modified, altered or changed in any respect whatsoever except by a further agreement, in writing, executed by each of the parties.

     Section 7.4 - Joint Effort. The preparation of this Agreement has been a joint effort of the parties, and the resulting document shall not be construed more severely against one of the parties than the other.

     Section 7.5 - No Brokers. Contractor and Owner each represent and warrant to the other that no broker or finder has acted on its behalf in connection with this Agreement, or the transactions contemplated hereby or referred to herein. Contractor and Owner each agrees to indemnify and hold and save the other harmless from any claim or demand for commission or other compensation by any other broker, finder or similar agent claiming to have been employed by or on behalf of such party.

     Section 7.6 - Assignment. Neither Owner nor Contractor shall have the right to assign its rights and delegate its obligations under this Agreement to another entity or person without the prior written consent of the other parties hereto.

     Section 7.7 - Notices. All notices which may be given to any of the parties hereunder shall be in writing and shall be hand delivered or sent by registered or certified mail, return receipt requested, or by any nationally recognized overnight carrier and postage prepaid as follows:

     (a) In the event that notice is directed to Owner, it shall be sent to Raynham Medical Investors Limited Partnership, 3580 Keith Street, N.W., Cleveland, Tennessee 37320-3480, Attention: Corporate Counsel, or at such other address or addresses Owner shall from time to time designate by notice to Contractor.

     (b) In the event that notice is directed to Contractor, it shall be sent to
Attention: President, Continuum Care Corporation, River Place, 57 River Street, Wellesley, MA 02181, and a copy thereof mailed to Corporate Counsel, at 15 Walnut Street, Wellesley, MA 02181; or at such other address or addresses as Contractor shall from time to time designate by notice to Owner with a copy to:
Joseph A. Vitale, Esq., Levy & Droney, 74 Batterson Park Road, Farmington, Connecticut 06034. The effective date of any such notice shall be the earlier of actual receipt by the addressee or three (3) days after such notice is properly deposited for mailing.

     Section 7.8. - Arbitration. Any dispute or controversy arising between the parties involving the interpretation or application of any provision of the Agreement, or arising out of this Agreement, or concerning the construction of the proposed Facility or the furnishing thereof shall be submitted to and determined by arbitration in accordance with the rules of the American Arbitration Association then in effect.

     Section 7.9 - Captions. The captions of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision hereof.

     Section 7.10 - Successors. This Agreement shall be binding upon the parties hereto, their respective heirs, executors, administrators, successors and assigns.

     Section 7.11 - Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original.

     Section 7.12 - Severability. The invalidity or unenforceability of one or more of the phrases, sentences, provisions, clauses, Sections or Articles contained in this Agreement shall not affect the validity or enforceability of the remaining portions so long as the material purposes of this Agreement can be determined and effectuated.

     Section 7.13 - Effective Date. This Agreement shall be deemed to be effective as of the date of the execution of this Agreement.

     Section 7.14 - No Offer. The delivery of an unexecuted copy of this Agreement shall not be deemed an offer. No rights are to be conferred upon any party until this Agreement has been executed and delivered to each party.

     Section 7.15 - Governing law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

     Section 7.16 - Survival. Each of the representations, warranties and indemnifications of the parties hereto shall survive the Closing or the termination of this Agreement; provided, however, that the monetary obligations of the parties will be paid in accordance with Section 2.14(c) in the event of a termination of this Agreement by the Owner pursuant thereto.

     Section 7.17 Compliance with Loan Documents. Notwithstanding anything set forth herein to the contrary, in the event that any of the terms or conditions of this Agreement are inconsistent with the terms or conditions of the Lender's Loan

Documents, the terms and conditions of the Lender's Loan Documents shall control, provided, however, that in the event of a default under any of the Loan Documents either (i) attributable to any action or inaction of the Owner which is not attributable to any action or inaction by or of the Contractor or (ii) as a result of any cross-default with any other loan between the Owner, or any of its affiliates, and the Lender, or any of its affiliates or (iii) not attributable to the Contractor, then the obligations of the Owner to the Contractor hereunder shall remain unaffected and the provisions of this Agreement shall control; provided, however that Owner shall not consent to any material amendment of any of the Loan Documents without the prior written consent of the Contractor. Any material amendment to the Lender Loan Documents made without the prior written consent of the Contractor shall not be binding on the Contractor. The Owner covenants to cause the Lender to provide to the Contractor true, accurate and complete copies of all of the Loan Documents.

     Dated as of this 3rd day of March, 1994.

Witness:                             PLYMOUTH MEDICAL INVESTORS LIMITED
                                     PARTNERSHIP

                                     By: Developers Investment Company, Inc.
                                         Corporate General Partner

/s/ [Illegible]                      By: /s/ John P. O'Brien, Jr.
---------------------------              ---------------------------------
                                         Its
/s/ [Illegible]                          Duly Authorized Vice-President
---------------------------

                                     CONTINUUM CARE CORPORATION

/s/ [Illegible]                      By: /s/ C.J. Wilkos
---------------------------              ---------------------------------
                                         Its Vice President
/s/ [Illegible]                          Duly Authorized
---------------------------

STATE OF Tennessee )
                   ) ss:
COUNTY OF Bradley  )

     The foregoing instrument was acknowledged before me this 3rd day of March, 1994, by John P. O'Brien, Vice-President of Developers Investment Company, Inc., a corporate general partner of Plymouth Medical Investors Limited Partnership, a Tennessee limited partnership on behalf of the limited partnership.

                                          /s/ Cindy Cross
[Notary Public's Seal]                    ---------------------------
                                          Notary Public

STATE OF Massachusetts  )
                        )  ss:
COUNTY OF Norfolk       )

     The foregoing instrument was acknowledged before me this 17 day of March, 1994, by Craig J. Wilkos, Vice President of Continuum Care Corporation, a Delaware corporation, on behalf of the corporation.

                                        /s/ Carol A. Blanchard
                                        ----------------------------------
                                        Notary Public
                                             My Commission Expires June 30, 2000

                                    GUARANTY

     The obligations of the Owner hereunder are hereby irrevocably and unconditionally guarantied by Forrest L. Preston.

WITNESSES:

/s/ [Illegible]                                /s/ Forrest L. Preston
----------------------------                   -----------------------------
                                                   Forrest L. Preston

/s/ [Illegible]
----------------------------